KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL 2017 RESULTS

NASHVILLE, Tenn. (March 16, 2018) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 14-week and 53-week periods ended February 3, 2018.
Net sales for the 14 weeks ended February 3, 2018 were $224.6 million compared with $203.2 million for the 13 weeks ended January 28, 2017. The extra week in fiscal 2017 was responsible for approximately $10.0 million of net sales during the fourth quarter. On a 13-week comparison, comparable store sales, including e-commerce sales, increased 2.0% against a decline of 4.6% in the prior year. Kirkland’s opened five stores and closed two during the period, bringing the total number of stores to 418 at year end.
Net sales for the 53 weeks ended February 3, 2018 were $634.1 million compared with $594.3 million for the 52 weeks ended January 28, 2017. On a 52-week comparison, comparable store sales, including e-commerce sales, increased 0.3% against a decline of 2.9% in the prior year. Kirkland’s opened 31 stores and closed 17 during the 53-week period ended February 3, 2018.
For the 14 weeks ended February 3, 2018, the Company reported net income of $12.9 million, or $0.79 per diluted share compared with net income of $14.5 million, or $0.90 per diluted share, for the 13 weeks ended January 28, 2017.
For the 53 weeks ended February 3, 2018, the Company reported net income of $5.3 million, or $0.33 per diluted share compared with net income of $11.0 million, or $0.68 per diluted share, for the 52 weeks ended January 28, 2017.
“Our fourth quarter results were in line with our February performance update and reflected the ongoing shift in consumer buying patterns in the retail space,” said Mike Madden, President and Chief Executive Officer. “We made important investments in 2017 to improve execution and refocus our merchandise assortments, and these are driving better results in metrics including average ticket, conversion and clearance margin. We’re encouraged by our progress and believe these initiatives can improve earnings performance as they continue to mature. We’re also pleased with the 37% growth rate and improved efficiency we achieved in e-commerce during 2017.”

“As we look to 2018, we plan to build on this momentum and address the changing landscape by prioritizing investments such as ‘Buy Online, Pickup in Store,’ the expansion of our vendor direct program, and enhancements to the mobile experience while maintaining our focus on operating discipline. We’re also fast-tracking more testing to drive innovation and pursue new avenues for growth. Our goal is to leverage our omni-channel platform to inspire customers within our well-established value model combining style and affordability. Our balance sheet remains strong, providing us with the flexibility to invest further in these critical areas while returning excess cash to shareholders.”

Fiscal 2018 Outlook
Kirkland’s is introducing its outlook for fiscal 2018 as follows:

Store Growth:
For the 52-week period ending February 2, 2019 (“fiscal 2018”), the Company expects square footage growth of approximately 2% to 3% compared to 5% in 2017, with 20 to 25 new store openings and 10 to 15 store closings.

Sales:
On a 52-week basis, the Company expects total sales for fiscal 2018 to increase 3% to 5% compared with fiscal 2017. This level of sales performance implies a comparable store sales increase in the range of 1% to 2%, driven by growth in e-commerce through kirklands.com.

Earnings:
The Company expects fiscal 2018 diluted earnings per share to be in the range of $0.50 to $0.60. The full year earnings projection assumes a tax rate of approximately 24% compared with a rate of 46% in fiscal 2017.

Cash Flow:
Capital expenditures in fiscal 2018, which are driven primarily by new store openings and investments in omni-channel and supply chain capabilities, are estimated to range between $26 million and $29 million compared with approximately $28 million in fiscal 2017.

This updated performance outlook is based on current information as of March 16, 2018. The information on which this outlook is based is subject to change, and investors are cautioned that the Company may update its full year business outlook or any portion thereof at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the fourth quarter later today at 11:00 a.m. ET. Participating on the call will be Mike Madden, President and Chief Executive Officer, and Nicole Strain, Interim Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 23, 2018, by dialing (412) 317-0088 and entering the confirmation number, 10116761.
A live webcast of Kirkland’s quarterly conference call will be available online at ir.kirklands.com or https://www.webcaster4.com/Webcast/Page/957/24474 on March 16, 2018, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 420 stores in 36 states as well as an e-commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 31, 2017 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	14-Week Period Ended	13-Week Period Ended
	February 3, 2018	January 28, 2017
Net sales	$224,614	$203,160
Cost of sales (1)	145,483	128,965
Gross profit	79,131	74,195
Operating expenses:
Compensation and benefits	36,339	32,770
Other operating expenses	19,798	16,816
Depreciation (exclusive of depreciation included in cost of sales) (1)	1,901	1,631
Total operating expenses	58,038	51,217
Operating income	21,093	22,978
Other income, net	(211)	(10)
Income before income taxes	21,304	22,988
Income tax expense	8,439	8,445
Net income	$12,865	$14,543
Earnings per share:
Basic	$0.80	$0.91
Diluted	$0.79	$0.90
Shares used to calculate earnings per share:
Basic	15,991	15,904
Diluted	16,223	16,221

(1) During the fourth quarter of 2017, we reclassified supply chain and store-related depreciation expense to cost of sales whereas it was previously included in depreciation on our financial statements. We also reclassified prior year amounts to reflect this change. This reclassification increased cost of sales by approximately $5.4 million and $5.0 million for the 14 and 13 weeks ended February 3, 2018 and January 28, 2017, respectively, with equal and offsetting decreases to depreciation. This reclassification had no impact on net sales, operating income, net income or earnings per share.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	53-Week Period Ended	52-Week Period Ended
	February 3, 2018	January 28, 2017
Net sales	$634,117	$594,328
Cost of sales (1)	426,581	391,836
Gross profit	207,536	202,492
Operating expenses:
Compensation and benefits	116,895	110,277
Other operating expenses	74,299	68,873
Depreciation (exclusive of depreciation included in cost of sales) (1)	6,990	6,343
Total operating expenses	198,184	185,493
Operating income	9,352	16,999
Other (income) expense, net	(464)	24
Income before income taxes	9,816	16,975
Income tax expense	4,520	5,929
Net income	$5,296	$11,046
Earnings per share:
Basic	$0.33	$0.70
Diluted	$0.33	$0.68
Shares used to calculate earnings per share:
Basic	15,973	15,859
Diluted	16,166	16,145

(1) During the fourth quarter of 2017, we reclassified supply chain and store-related depreciation expense to cost of sales whereas it was previously included in depreciation on our financial statements. We also reclassified prior year amounts to reflect this change. This reclassification increased cost of sales by approximately $20.2 million and $19.0 million for the 53 and 52 weeks ended February 3, 2018 and January 28, 2017, respectively, with equal and offsetting decreases to depreciation. This reclassification had no impact on net sales, operating income, net income or earnings per share.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	February 3, 2018	January 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$80,156	$63,937
Inventories, net (1)	81,255	73,191
Prepaid expenses and other current assets (1)	15,988	15,912
Total current assets	177,399	153,040
Property and equipment, net	113,039	110,870
Deferred income taxes	2,216	1,198
Other assets	6,543	5,038
Total assets	$299,197	$270,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,125	$37,898
Income taxes payable	4,943	6,273
Accrued expenses	38,872	30,270
Total current liabilities	96,940	74,441
Deferred rent	53,303	52,656
Deferred income taxes	—	479
Other liabilities	8,193	8,757
Total liabilities	158,436	136,333
Net shareholders' equity	140,761	133,813
Total liabilities and shareholders’ equity	$299,197	$270,146

(1) During the fourth quarter of 2017, we reclassified supplies inventory to prepaid expenses and other current assets whereas it was previously included in inventories, net, on our financial statements. We also reclassified prior year amounts to reflect this change. This reclassification increased prepaid expenses and other current assets by approximately $2.3 million for the years ended February 3, 2018 and January 28, 2017, with equal and offsetting decreases to inventories, net.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	53-Week Period Ended	52-Week Period Ended
	February 3, 2018	January 28, 2017
Net cash provided by (used in):
Operating activities	$45,125	$51,926
Investing activities	(28,424)	(32,176)
Financing activities	(482)	(165)
Cash and cash equivalents:
Net increase	16,219	19,585
Beginning of the period	63,937	44,352
End of the period	$80,156	$63,937

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